Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Hall, Kinion & Associates, Inc. and subsidiaries on Form S-8 of our reports dated February 1, 2002, appearing in and incorporated by reference in the Annual Report on Form 10-K of Hall, Kinion & Associates, Inc. and subsidiaries for the year ended December 30, 2001.

DELOITTE & TOUCHE LLP
San Jose, California
March 25, 2002